UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2012

SMTP, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-54309	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 617-500-8635

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.

Unregistered Sales of Equity Securities

On May 9, 2012, a warrant to purchase 800,000 shares of common stock at an exercise price of $.625 per share was exercised with total proceeds to the registrant of $500,000.

No underwriters or agents were involved in the foregoing issuance and no commission or other remuneration was paid or given directly or indirectly to any person by the registrant. The registrant relied on Section 4(2) of the Securities Act of 1933, as amended, since the transactions did not involve any public offering.

As of the date hereof, the registrant has 14,680,250 shares of common stock outstanding.

Item 8.01

Other Events.

Common Stock Dividends

On April 26, 2012, the registrant disclosed that it has a cash surplus in excess of $1.4 million, and it intends to distribute $1.4 million in cash to its shareholders in the form of a special cash dividend; and that in the event that an outstanding warrant to purchase up to 800,000 shares of common stock at a $0.625 strike price is exercised before 5/21/12, the special cash dividend will be increased to up to approximately $1.9 million.  Additionally, the registrant disclosed that it intends to commence the payment of a regular quarterly dividend to its common stockholders, initially in the amount of $200,000 per quarter, which will be included with the special cash dividend payment.

On May 9, 2012, the registrant determined that it would pay (i) a one-time special cash dividend to holders of the registrant’s common stock equal to $0.13 per share; and (ii) a quarterly cash dividend to holders of Company common stock equal to $0.013 per share. Both the special cash dividend and the quarterly dividend will be paid on 5/31/12 to shareholders of record as of 5/21/12.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTP, INC.

By:

/s/ Semyon Dukach

Semyon Dukach

Chief Executive Officer

Dated: May 11, 2012